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[SERVICE MERCHANDISE LOGO]









                       SERVICE MERCHANDISE COMPANY, INC.
                              1999 OPERATING PLAN








August 5, 1999
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                                    FOREWORD

                         STABILIZE, STRENGTHEN AND GROW

     The 1999 Operating Plan will stabilize the business and lay the foundation to strengthen and grow the business in 2000 and beyond. The target continuing EBITDAR for the rolling 12-month period ending April 2, 2000 is $30 million. This is the operating plan for this 12-month period only. The Company will separately develop an operating plan for 2000 and 2001 that will provide for its successful reorganization and exit from Chapter 11.

          THE EXECUTIVE COMMITTEE OF SERVICE MERCHANDISE COMPANY, INC.

                   /s/ Sam Cusano                                     /s/ Charles K. Septer, Jr.
-----------------------------------------------------    -----------------------------------------------------
                     Sam Cusano                                         Charles K. Septer, Jr.
               Chief Executive Officer                           President and Chief Operating Officer

                 /s/ C. Steven Moore                                  /s/ Thomas L. Garrett, Jr.
-----------------------------------------------------    -----------------------------------------------------
                   C. Steven Moore                                      Thomas L. Garrett, Jr.
  Chief Administrative Officer and General Counsel                      Chief Financial Officer

                  /s/ Gary J. Sease                                        /s/ Kenneth Brame
-----------------------------------------------------    -----------------------------------------------------
                    Gary J. Sease                                            Kenneth Brame
          Senior Vice President, Logistics                Senior Vice President and Chief Information Officer

                 /s/ Eric A. Kovats
-----------------------------------------------------
                   Eric A. Kovats
          Vice President, Store Operations

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                               TABLE OF CONTENTS

I.   INTRODUCTION................................................    1
     Service Merchandise Today...................................    1
     1999 Goal - Target Continuing EBITDAR.......................    2
     Necessity for Change in 1999................................    2
     How We Will Change in 1999..................................    3
     Summary.....................................................    5

II.  RECENT EVENTS...............................................    6
     Permanent Management Team...................................    6
     Significant Court Actions...................................    7
     Store Closings and Successful Liquidation Sales; Asset
     Dispositions................................................    7
     Cost Reduction Activities...................................    8

III. STRATEGIC ELEMENTS..........................................    9
     MERCHANDISING...............................................    9
      Merchandise Mix............................................    9
      Pricing....................................................   11
      Inventory..................................................   11
      Staying In-Stock...........................................   11
      Merchandise Presentation, Tagging and Signage..............   12
      Technology Application: Merchandise Software Enhancements..   12
      Vendor Relations...........................................   12
      Consignment Capability.....................................   13
      Co-op Advertising..........................................   13

     MARKETING...................................................   14
      Service Merchandise's Identity.............................   14
      Target Customers...........................................   15
      Media Strategy.............................................   16
      Media Effectiveness/Efficiencies...........................   18
      Creative Process...........................................   19

     STORE OPERATIONS............................................   20
      Hardlines..................................................   20
      Jewelry Operations.........................................   21
      Cross Selling..............................................   22
      Shrink.....................................................   22

     E-COMMERCE AND OTHER DISTRIBUTION CHANNELS..................   24
      Fulfillment Capabilities...................................   24
      Internet Business..........................................   24
      Phone Order Business.......................................   25
      Corporate Sales............................................   25

IV.  CONCLUSION..................................................   26

     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
       LITIGATION REFORM ACT OF 1995.............................   27

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                               I.   INTRODUCTION

SERVICE MERCHANDISE TODAY

     As we present this 1999 Operating Plan, we are in the midst of a successful launch of our Chapter 11 reorganization. Our accomplishments since March include the following:

     - A permanent management team was named.

     - Nearly two dozen "first day orders" were entered by the Bankruptcy Court that enabled the Company to get off to a fast start in its reorganization.

     - The Court approved a $750 million debtor-in-possession facility with Citibank and BankBoston as lead banks.

     - 122 underperforming stores were closed. Liquidation sales were held in each of those stores, generating approximately $100 million in net proceeds which surpassed our projections.

     - The Company initiated an expense reduction program that will result in 1999 savings of $32 million and annualized savings of approximately $40 million.

     - We have re-emphasized value prices in our hardline product offerings resulting in increased customer counts and sales trending up.

     - Our liquidity position dramatically improved, with current cash availability in excess of $250 million. In addition to our current strong liquidity position, we are in the process of disposing of our surplus real estate which should provide additional availability.

     - Our exclusive time to file a reorganization plan was extended to February 29, 2000, and the deadline to determine when to assume or reject on-going store leases was extended to March 31, 2000. Once we have completed a successful 1999 holiday season, we expect to get these dates extended to 2001 and to exit Chapter 11 consistent with our original timetable given to our creditors.

     The success of these initiatives is due in large part to the spirit of determination and cooperation that the Company has received from its employees, its vendors, its lenders, and its other creditors, including landlords and bondholders. Early in the process, management committed to improve communications with all of these key constituencies because each constituency is vital to a successful reorganization. First, the Company, with the support of the Creditors' Committee and its DIP lenders, won approval of an Employee Retention Plan designed to let our key employees know how important they are to our business and provide them incentives to work toward a common goal of rebuilding the Company. Second, the Company worked with the DIP lenders and the Creditors' Committee to develop a process by which communications would be open and productive throughout the bankruptcy process. Thus far, we believe this process has been effective. Third, vendors have shown their support by returning to payment terms early in the process. Although not all vendors have returned to normalized payment terms, the Company is encouraged by this early showing of support and believes that this 1999 Operating Plan should lead to substantially all vendors providing normalized payment terms.

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1999 GOAL -- TARGET CONTINUING EBITDAR

     We intend to deliver a target continuing EBITDAR(1) of $30 million over the 12 months ending April 2, 2000. We believe that the target is achievable and, together with our strong liquidity position, evidences that we are positioned to successfully reorganize and grow the business in 2000 and beyond. Reaching this target will require many changes to stabilize our business, some subtle and some more dramatic. This 1999 Operating Plan will explain why we believe the changes are necessary, why we believe our proposed changes are the right changes, and how we plan to execute and deliver the target continuing EBITDAR.

NECESSITY FOR CHANGE IN 1999

     Over the past several years, the Company has experienced a decline in its business that ultimately led to a court supervised reorganization. 1999 is not the first year that the Company has attempted to change. However, until now the focus of that change was almost exclusively driven by a belief that the Company's fortunes could be improved by attracting a new customer, specifically a customer interested in home furnishings. The effort to attract the new home furnishings customer culminated in 1998 with the interim store format which included reformatting our stores, offering a new home-focused merchandise mix, and marketing to a new home furnishings customer. That effort was unsuccessful.

     The most important lesson that the Company learned in 1998 is that we cannot ignore our core customer while we are rebuilding the business. In fact, it is the core customer that will enable the Company to stabilize, and ultimately grow, the business. Our core customer represents 21% of our customer base but accounts for 67% of our total business. This core customer will buy jewelry and expects value (low prices) along with a broad selection of name brand merchandise at Service Merchandise rather than trendy home merchandise. The new home furnishings customer did not materialize, and in order to stabilize the business in 1999, we must focus on who we are, who our core customer is, and what that core customer expects from us.

     The significance of our core customer is not the only thing we learned from our 1998 experience. Many of the changes we made in 1998 were good, necessary changes that can be further developed in 1999. For example, the shopping process was changed to a more traditional retail format. This change was well received and will be further enhanced in 1999. Also, there were certain product offerings that were new to Service Merchandise in 1998 and performed well. In short, we plan to keep that which worked well while re-committing the Company to delivering what our core customer expects.

---------------

(1) EBITDAR is defined as earnings before interest, taxes, depreciation, amortization and restructuring costs (which include Court-approved employee retention expenses, professional fees, other reorganization costs and GAAP restructuring charges).

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HOW WE WILL CHANGE IN 1999

     Our process of change has begun with the identification of the core values of Service Merchandise -- values which define Service Merchandise's identity.

                                                                                     1999 AND BEYOND
          CORE VALUE                         1998 OFFERING                             PRESENTATION
1. Know our customer             More affluent families, less price     Middle income, high consumer product
                                 sensitive and more fashion/trend       orientation, families with average to
                                 oriented                               above average household income who shop
                                                                        for value

2. Expectation                   Trendy home products, margin (not      Quality brand name products at value
                                 price) driven                          prices, supported by a well-advertised
                                                                        guarantee

3. Broad brand name selection    Non-branded home accessories and       Dominant branded assortments in key
                                 private label goods emphasized         departments including: jewelry, photo,
                                                                        telephones, luggage, tabletop, kitchen,
                                                                        furniture; complementary assortment in
                                                                        traffic driving departments, including
                                                                        electronics and toys.

4. Clear retail positioning      Catalog showroom format transitioned   Clear identity as specialty retailer in
                                 to fine jewelry and upscale home       key categories of jewelry, photo,
                                 furnishings                            telephones, luggage, tabletop, kitchen,
                                                                        furniture; multi-channel delivery:
                                                                        - Improved core store base
                                                                        - Mail order
                                                                        - Internet expansion for growth

5. Clear communication of        Inserts -- Emphasized                  Inserts -- De-emphasized
   message                       Flyers -- Core element                 Flyers -- Core element
                                 Catalog -- Eliminated                  Fall Sourcebook -- Re-established
                                 Broadcast -- Complementary             Broadcast -- Complementary

     In 1998, in an effort to move away from the catalog showroom format and attract a new home furnishings customer, Service Merchandise moved away from several of the core values referenced above. We will now re-emphasize these core values in a concentrated manner, communicating with clarity that Service Merchandise once again stands for value. Our Pledge to the Customer: LOW PRICE, LARGE SELECTION, GUARANTEED SATISFACTION will be imbedded in everything we do and in everything we communicate.

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                     THE SERVICE MERCHANDISE PROMISE TO YOU

                                   LOW PRICE
                      We'll match any competitor's price.

                                LARGE SELECTION
      We offer you the largest selection of high quality fine jewelry and a broad selection of top brand name goods.

                            GUARANTEED SATISFACTION
      We guarantee that you will be satisfied with our three ways to shop
                 -- store, phone, online -- or your money back.

                           America's Leading Jeweler
                              SERVICE MERCHANDISE
                            LOW. LARGE. GUARANTEED.

     In addition to communicating this Pledge to the Customer, we must deliver on this pledge by changing the way we deliver products to the customer. We must price competitively, develop dominant assortments, emphasize selling skills to our associates, organize and display our products effectively, and improve the checkout process. Our merchandise mix must meet or exceed our customers' expectations, while blending traffic generating products within the assortments that maximize total gross margin dollars.

     Building the processes that will enable us to deliver on our Pledge to the Customer requires not only that we correct our weaknesses, but that we also exploit our strengths. The most obvious strength we have is our jewelry franchise which is one of the strongest in the United States, selling more jewelry per store than any other corporate jewelry chain in the United States, as demonstrated by the following chart:

                                                   AVERAGE JEWELRY
                                                        SALES
JEWELRY RETAILER                                      PER STORE
----------------                                   ---------------
                                                    (IN MILLIONS)
Service Merchandise*.............................       $2.7
Sterling.........................................        1.3
Sears............................................        1.2
Zales............................................        1.2
J.C. Penney......................................        0.9
Wal-Mart.........................................        0.8
Finlay Fine Jewelry..............................        0.8
Target...........................................        0.5
K-Mart...........................................        0.2

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Source: National Jeweler, June 1, 1999

* Service Merchandise average sales per store increase to $3.1 million when closed stores are removed.

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     Service Merchandise also enjoys significant strength in several key hardline categories. We have very strong, dominant franchises in a number of product categories, including:

     - Photo

     - Telephones

     - Luggage

     - Outdoor Furniture

     - Ready to Assemble Furniture

     - Personal Electric Appliances

     - Cookware

     - Kitchen Appliances

     Another strength is our remaining mainstay group of 223 stores. Particularly in markets where we have critical mass, the stores perform well. The chart below summarizes 1998 performance in our largest markets where results were better than average:

                                            NUMBER           AVERAGE         AVERAGE STORE
MARKET                                     OF STORES       STORE SALES       MARGIN DOLLARS
------                                     ---------      -------------      --------------
                                                          (IN MILLIONS)      (IN MILLIONS)
Chicago..................................      20             $10.1               $3.3
New York.................................      10              11.6                3.8
Boston...................................      10              11.4                3.9
Houston..................................      10               9.0                3.1
Orlando..................................       9               9.5                3.3
Tampa....................................       9               9.0                3.2
Dallas...................................       8              10.1                3.5
                                              ---             -----               ----
            Total Key Markets............      76              10.1                3.5
                                              ---             -----               ----
            Total All Markets............     217               9.4                3.2
                                              ===             =====               ====

     Finally, Service Merchandise has a strong mail order fulfillment capability. In the past, this system has fulfilled in excess of $100 million per year in sales. Although the Internet is still a small piece of our business, the strength we already have in fulfillment will be the foundation for further development of the Company's E-commerce business.

SUMMARY

     The above overview is intended to be just that -- an overview. The remainder of this 1999 Operating Plan will address the specific actions that we will take in 1999 to stabilize the business and build a solid foundation for future growth in 2000 and beyond.

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                              II.   RECENT EVENTS

     As referenced in the Introduction, the launch of the Company's Chapter 11 reorganization has been very successful. The Company has taken several actions to stabilize the business in 1999 and build the foundation for growth in the future. The most significant recent events are the naming of a permanent management team, significant court actions that enabled the Company to begin the reorganization process (including the approval of a debtor-in-possession financing facility), the closing of underperforming stores and associated inventory liquidation sales, the disposition of surplus real estate, and cost reduction activities.

PERMANENT MANAGEMENT TEAM

     As the Company moved from its effort to restructure the Company out-of-court to a reorganization under Chapter 11 of the Bankruptcy Code, the Board of Directors determined that a permanent management team should be appointed to lead that effort. The premise for naming the permanent management team was that a focus on the retail business, particularly the retail business of Service Merchandise, was essential. The Board determined that the most appropriate team would consist of individuals who know the Company and its business best. Accordingly, the Board asked Sam Cusano to serve as Chief Executive Officer, Charles Septer as President and Chief Operating Officer, and Steve Moore as Chief Administrative Officer.

     Mr. Cusano previously served as Executive Vice President and Chief Financial Officer, and is the person most familiar with the Company's business. Mr. Septer previously served as Senior Vice President of Jewelry Merchandising and has been with the Company since 1982. Mr. Septer has been able to maintain a thriving, growing jewelry business even during the past several years when the overall business suffered. Mr. Septer will be asked to apply the same principles to the hardlines business that has made the jewelry business so successful. Mr. Moore previously served as General Counsel and Secretary and was asked to assume the additional role of Chief Administrative Officer.

     Upon being named to their new roles, the new management team focused first on solidifying the entire senior management team and improving employee morale. Already in place were Ken Brame, Senior Vice President and Chief Information Officer, and Gary Sease, Senior Vice President of Logistics.

     Added to the senior management team were Tom Garrett, formerly Vice President and Treasurer, to the position of Senior Vice President and Chief Financial Officer, and Eric Kovats, formerly Regional Vice President of Store Operations, to the position of Vice President of Store Operations. The Company completed the senior management team by announcing in May that it hired Jerry Foreman, most recently President and Chief Operating Officer of Retailer Services, Inc., a subsidiary of Ingram Industries, and prior to that Vice President of Merchandising at Service Merchandise, to serve as Senior Vice President, Hardlines Merchandising.

     The first order of business for the new management team has been to improve employee morale. As with all businesses experiencing difficulty, human capital issues had

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become very challenging. Management launched a proactive communications program that included meetings with all corporate employees as well as conference calls with field management. Management committed to establish more frequent and informative communications with its employees and explain exactly where the Company stood as it began its reorganization. Management also explained that it would seek approval of an Employee Retention Plan aimed at identifying key employees and providing them a financial incentive to stay with the Company and help rebuild its business.

     In May, the Bankruptcy Court approved the Employee Retention Plan for key employees. An important aspect of this program is that it includes personnel at the store level. Management realizes that the stores are the lifeline of the business, and is very pleased that the Creditors' Committee and the Company's lenders supported that view by endorsing a plan that reached down beyond the senior level.

SIGNIFICANT COURT ACTIONS

     The Court has also entered various orders designed to protect vendors, including the establishment of specific reclamation claims procedures, authorization to pay "gap claims," freight and goods in transit charges, and consignment purchase arrangements. The Court has approved the Company's $750 million debtor-in-possession financing package, extended the period in which the Company has the exclusive right to file a plan of reorganization to February 29, 2000, and extended the time to assume or reject most leases until at least March 31, 2000.

STORE CLOSINGS AND SUCCESSFUL LIQUIDATION SALES; ASSET DISPOSITIONS

     In March, Service Merchandise commenced a store-closing program as part of its Rationalization Plan. As a result, 122 stores which were not meeting Service Merchandise's current or prospective requirements for profit and cash generation were closed.

     With the assistance of a team of professionals that included Gordon Brothers, Ozer Group and Schottenstein/Bernstein, the liquidation of inventory at the closing stores has generated, net of expenses, approximately $100 million in cash proceeds. A separate joint venture team of fixture and equipment liquidators completed the sale of all fixtures within seven days of the completion of the inventory sales, generating $1 million in additional cash, and positioning the Company to sell, terminate, market or reject all store leases within a short period of time following the inventory clearance sales.

     In preparation to dispose of the Company's surplus real estate, primarily resulting from the store closings, DJM Asset Management was retained to conduct valuations on the surplus real estate portfolio. The Keen Venture, a joint venture composed of Keen Realty Consultants, Inc., Trammel Crow and Dean & Associates, was retained to assist in the marketing and disposition of the properties within the surplus real estate portfolio. A determination of which leases should be rejected was made upon a review of each property, and thus far 56 leases have been rejected through May.

     On June 18, 1999, the Bankruptcy Court entered an order approving Service Merchandise's bidding procedures for the sale of up to 102 of the remaining surplus real estate

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properties and the sale of the B.A. Pargh office products business unit. This process is designed to assure that Service Merchandise receives the maximum value upon the disposition of the surplus real estate portfolio and the B.A. Pargh business unit. The real estate auction was held July 8, 1999.

COST REDUCTION ACTIVITIES

     To adjust the cost structure or "rightsize" the business to correspond to the reduction in store count and expedite our return to profitability, Service Merchandise announced in March, and then immediately implemented, several significant cost reduction actions. These actions included:

     - A corporate office workforce reduction that has resulted, through May, in a headcount reduction of 226, with an anticipated additional corporate office headcount reduction in 1999 of 23. These workforce reductions will result in savings of approximately $7 million in 1999 and approximately $9 million for a full year.

     - The closure of the Dallas, Texas distribution center, completed in May, resulted in a headcount reduction of 120 jobs and a total savings of approximately $7 million in 1999 and approximately $11 million on an annual basis.

     - The closure of five regional jewelry repair centers (in Houston, Detroit, Providence, Pittsburgh, and New Orleans), resulted in a headcount reduction of 104 jobs and a cost reduction which will generate savings of approximately $2.5 million in 1999 and approximately $3 million on an annual basis.

     - The closure of the Nashville import CDC and consolidation of that operation into the Company's Montgomery, New York distribution facility will result in a total net annual savings of approximately $2 million.

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                           III.   STRATEGIC ELEMENTS

 Our stabilization effort features an intense focus on the key elements of our business: merchandising, marketing, store operations, and E-commerce and other distribution channels.

     Our goal is to stabilize the business in 1999 through a demonstrable commitment to our core values, to improve comparable store sales and gross margin dollars, to grow other distribution channels such as mail order and Internet, and to meet or exceed our customers' expectations of Service Merchandise. The strategic elements described below are designed to meet these goals.

                                 MERCHANDISING

  We have renewed our commitment to providing the customer what he/she demands from us -- LOW PRICE, LARGE SELECTION, GUARANTEED SATISFACTION.

     In 1999, our merchandising strategy will focus on our core customers and the products they want and expect to buy at Service Merchandise. This is a departure from the "top down" strategy employed in 1998 where we developed a merchandising strategy that sought to attract new, or different, customers. As we strive to stabilize the business in 1999, the merchandising strategy will be a "bottoms-up" approach. In other words, we are listening to what our customers told us in 1998 and will build a merchandise assortment that integrates their expectations with a stabilized economic formula.

     This merchandising strategy is consistent with our Pledge to the Customer:
LOW PRICE, LARGE SELECTION, GUARANTEED SATISFACTION. It is consistent because our customers have demonstrated by their buying patterns that they expect Service Merchandise to offer value (low prices and large selection) in a broad variety of name brand merchandise. In order to truly stand by our guaranteed satisfaction pledge, we must begin by providing those products that meet and exceed our customers' expectations.

MERCHANDISE MIX

     Hardlines merchandise strategy:   The hardlines merchandising strategy
recognizes that our customers expect certain merchandise offerings at Service Merchandise, such as telephones, kitchen, small appliances, photo, personal electric appliances, luggage, and floor care. In order to truly be a "top-of-mind" retailer, we must build dominant assortments in these categories. Building a dominant assortment will require that we blend each assortment with entry level price point items (that compete with discounters) and expanded department/specialty store items at very competitive prices. For example, we may choose to carry 3 to 4 lower-end coffee makers that have entry level price points competitive with the discounters, but also carry 10 high-end coffee makers that carry higher margin rates and are priced below department or specialty stores. This type of assortment offers both low price and large selection, something we believe no other retailer offers.

     An important component of building dominant assortments is that we must merchandise our key categories in such a way that the customer knows that we are in that business. For example, we plan to build a dominant assortment in telephones because we know our customers expect telephones. But if we are to truly build a dominant assortment in telephones, we must not only carry a broad selection of telephones at varying price points, we must also carry the peripheral equipment associated with the telephone business. The customer must know that Service Merchandise is the place to go for any telephone need, and that we are in the telephone business.

     Another critical component of the hardlines merchandising strategy is the blending of traffic generating products with margin producing products within every assortment. Again, this is a departure from the 1998 strategy. In 1998, the plan was to increase both gross margin rate and total gross margin by weighting our merchandise mix more heavily on unique home products that generate higher gross margin rates. However, the new customer we were attempting to attract did not materialize. As a result of our emphasis on becoming a home store featuring furniture and decorative items, traditional Service Merchandise product categories such as toys, exercise and electronics that carry lower gross margin rates, but generate customer traffic, were de-emphasized. The effect of the 1998 strategy was to increase gross margin rates but decrease customer traffic and total gross margin dollars. Although the home categories did produce solid gross margin rates, the increase in rate was not enough to offset the reduction in total gross margin dollars that resulted from reduced traffic in the kitchen, toys and electronics categories, all of which were de-emphasized as part of the 1998 strategy.

     Developing the appropriate blend of traffic driving products with margin producing products will be accomplished by building dominant assortments in categories our customer expects to find at Service Merchandise. The dominant assortments will drive customer traffic because there will be an appropriate blend of value (low priced) products with a large selection of higher priced margin producing selections.

     Jewelry merchandise mix: quality and selection:   Our jewelry organization
is a healthy, thriving organization. The 1999 merchandising strategy is a continuation of the strategy that has worked well for years. The emphasis is on quality and selection at value price points. Our customers reap the advantages we have as one of the largest jewelry retailers and the buying and design capabilities we have through our New York office.

     We will continue to use special in-store promotions to spotlight products that offer value to our customers. We will use bonus buys (highly recognizable items priced below the competition), advertised through flyers, inserts and direct mailers as well as special in-store signage, to offer popular items at great prices. Items that will be featured as bonus buys (i.e., specially priced promotions offered periodically throughout the year) include 1 to 3 total carat diamond rings; 1/4 to 1 total carat diamond bracelets; 1 carat solitaire diamond rings; 1/2 to 1 total carat diamond earrings; and popular brand watches, such as Seiko. We will also continue to use "green tag promotions" to highlight in-store promotions of special jewelry offerings. Our intent is to create a special atmosphere in the store everyday so customers will want to come back to see what new specials we offer.

     We will also continue to offer full jewelry service to our customers, such as service contracts, jewelry repair, ring sizing, remounting, and special orders. The full service capability gives our customers confidence in the quality we offer and allows our customers to rely on Service Merchandise for all their jewelry needs.

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PRICING

     While our pricing strategy will be customized for each product category and each product within a category based on factors such as whether the product is a traffic driver or a margin driver and other specific product attributes, we generally will use the following pricing strategy:

     Value Pricing:   The regular selling price is competitive, but the product
is frequently put on sale at prices below competitor sale prices. The frequent sales create a strong motivation for customers to shop frequently to see the constantly changing sales events. Value pricing is predominately used in our jewelry business.

     Modified Every Day Low Pricing:   The regular selling price is set at a
level equivalent to a competitor's sale price. In addition, products are frequently marked down further as bonus buys or special advertised goods at prices lower than the competition. The advantage of this strategy is that it features the value message and creates traffic through special sale events. Modified every day low pricing is predominately used in our hardlines business.

INVENTORY

     A primary objective in our new merchandising strategy is to efficiently manage our inventory assortments, keep the merchandise selection in the stores fresh and current, and reduce the amount of merchandise we put on clearance sale at reduced margins. To accomplish our goals in inventory, we have undertaken several initiatives:

     Comprehensive Assortment Planning and Review Process.   The performance of
every item within an assortment is reviewed against department standards and against the performance of other items. Items not meeting specific standards will be eliminated from the assortment. This will allow us to maximize the productivity of our selling space.

     Perpetual Inventory Clearance Strategy.   Perpetual inventory clearance,
designed to systematically track and monitor sell-through performance and recommend markdowns, is expected to improve the liquidation of clearance inventory.

     Inventory Evaluation Process.   This new methodology will be used to
evaluate the performance of current inventory. The process will assist in the transitioning of items within an assortment to the clearance strategy. This will control our inventory levels and protect against a buildup of problem inventory. Additionally, we will be monitoring the profitability of all product SKUs and will edit the worst performers out of our product offerings.

STAYING IN-STOCK

     Several steps are being taken to minimize frustrating out-of-stock experiences in hardlines: merchandising and logistics systems are being geared to improve in-stock positions, buyers are using new assortment planning tools to assess more accurately potential demand for individual products, and our merchandise replenishment system is being improved to provide better data on product sell-through, helping our buyers to react to popular products and helping our warehouses to restock stores quickly.

     Our jewelry operations enjoy a state-of-the-art jewelry replenishment system. This proprietary on-line system automatically tracks jewelry purchases at each of our stores, and gives us a competitive advantage by allowing us to stock our stores from one central facility in New York. In response to a sale at one of our stores, a replacement item is picked out of the central inventory and sent to that store. A jewelry item purchased from a store in the morning can be picked from inventory in our New York jewelry center the same day and sent to the store, in some cases by the following day. By not having to keep on hand inventories at each store our inventory turns are among the highest in the retail jewelry industry.

MERCHANDISE PRESENTATION, TAGGING AND SIGNAGE

     The focus on merchandising will also include improvements to the visual presentation. The theme will be to create a visual presentation that emphasizes the availability of quality brand names at affordable prices at Service Merchandise. Each department will be designed to make a department "statement" of value as well as to highlight the breadth and depth of selection and feature new products in prominent areas.

     The merchandise visual presentation will be complemented with new interior signage, bolder tags and brighter colors. All aspects of store signage are being reviewed for ways to improve the sign placement and appearance, and to make shopping easier for the customer. A consistent signage program will be implemented so that advertisements are properly supported in all stores and that the stores are visually consistent. In addition, system changes are being implemented to improve the efficiency of the printing and posting of new tags. Management will review a summary of all price changes to control unnecessary retagging.

TECHNOLOGY APPLICATION: MERCHANDISE SOFTWARE ENHANCEMENTS

     Several uses of technology are being used to plan and analyze merchandise performance, including our "Decision Master" data warehouse and improved use of the "Arthur" planning tool. To assist in assortment planning and planogramming (the physical layout of shelves, displays and merchandise) and to provide square foot productivity analytics, we will be implementing a software tool called MarketMAX. MarketMAX provides us the ability to link and integrate selling space to merchandising assortments and help analyze and plan space requirements by combining data relating to historical sales, plans, space and product information into one central database, which can be easily accessed.

VENDOR RELATIONS

     Re-establishing a partnership with each of our key vendors in which both parties benefit through greater profitability is critical to our long-term success. The straining of vendor relationships is a natural result of the bankruptcy process and the out-of-court restructuring that was undertaken earlier this year. Now we must act to increase our vendors' confidence and actively enroll them in our vision of the future, to find mutually beneficial ways to cooperate. We are aggressively pursuing vendor support in the form of pricing that reflects quantity buying power; a return to normalized payment terms, discounts and allowances; and credit limits linked to anticipated order volumes. The liquidity provided pursuant to the DIP Facility should provide significant support for credit terms. It is hoped that these improved vendor relations will also result in normalized levels of vendor "co-op" or cooperative advertising spending.

CONSIGNMENT CAPABILITY

     The DIP Facility permits consignment inventory arrangements to be established apart from the DIP lenders' security interests. We plan on expanding these arrangements where mutual interest provides opportunity, especially in certain jewelry areas, and a dedicated consignment proceeds bank account has been established with Citibank for this purpose. This opportunity will provide us with additional liquidity without sacrificing either sales or margin, while providing vendors the security of retaining title to their products until sold.

CO-OP ADVERTISING

     Vendor participation will be sought for "co-op" advertising spending across all targeted advertising media in the third and fourth quarters. The goal is to have co-op advertising at similar proportions to previous years, although we anticipate a slight reduction in total co-op participation as compared to prior years. It is critical to sustain this form of vendor support.

                                   MARKETING

           All communications will be geared to the consistent theme of our Pledge to the Customer: LOW. LARGE. GUARANTEED.

     Our marketing objective is to reinforce and build a clarity of understanding of Service Merchandise's core values, or what we stand for. The Service Merchandise Pledge to the Customer: LOW. LARGE. GUARANTEED. -- low prices, large selection, guaranteed satisfaction - must crystallize into a well-recognized Service Merchandise identity resulting in higher traffic per advertising dollar. In so doing, we will prompt existing customers to increase the frequency of their visits and the number of purchases they make, and compel lapsed and new customers to try Service Merchandise.

     The core values of low price and guaranteed satisfaction, while important, do not provide a true competitive differentiation. Instead, they stand for the point of entry that Service Merchandise must offer to meet customer expectations on a competitive basis. On the other hand, the core value of large selection provides a real point of difference from any competitor due to the depth and breadth of the dual assortment of jewelry and top brand hardlines from which the customer may choose. No other retailer has an equivalent offer. This story will be told with the positioning line: "NO PLACE BUT SERVICE MERCHANDISE" as consumer branding language. Our fall campaign will, for the first time, sell Service Merchandise in its entirety - that is, a specialty retailer focused on jewelry, home and gift merchandise - instead of featuring only jewelry or selected departments, categories or products.

     To understand fully Service Merchandise's marketing goals in 1999, it is necessary to understand who we are, who our customer is, what our customer wants and expects, and what our marketing programs of the past have produced. These elements will be discussed as the particular aspects of the 1999 marketing plan are reviewed.

SERVICE MERCHANDISE'S IDENTITY

     Defining the Service Merchandise identity is best accomplished through understanding who our customers are and what they want and expect from us. In defining our core values, a lot of attention was given to analyzing our customers using our 26 million household database and other sophisticated research sources. This analytic process helped us develop our core values, described in the Introduction to this 1999 Operating Plan, and ultimately our Pledge to the Customer: LOW. LARGE. GUARANTEED. We found, in short, that our customer wants and expects low prices on a broad selection of name brand merchandise. This was not the message we delivered in 1998. In 1998, the marketing plan supported the business directive to attract a new home furnishings customer that was more affluent and not as focused on low prices. The strategy failed because in the process of trying to attract a new customer we lost the focus on what the core Service Merchandise customer really wants.

     Accordingly, in 1999 we will return to a focus on our customer by emphasizing and delivering low prices, large selections and guaranteed satisfaction.

TARGET CUSTOMERS

     Purchase behavior profiles of the 26 million household Service Merchandise database demonstrate that Service Merchandise customers and prospects fall into four general categories:

         - Best Current Customers:   These customers have made a purchase within
           the past 12 months, making frequent store visits and multiple purchases of both hardlines and jewelry products. These customers,
           5.3 million in 1998, comprise 20% of all customers in the database but account for 67% of our total gross margin.

         - Other Current Customers:   These customers have also made a purchase
           with the past 12 months but do not shop at Service Merchandise as frequently and tend to purchase just one or two items per visit. In 1998, there were 6.5 million customers in this category.

         - Lapsed Customers:   This segment has shopped Service Merchandise
           within the past three years but has not made a purchase in the past 12 months.

         - Prospects:   These are households that never shopped at Service
           Merchandise or that have not shopped us in the past three years.

     The following table shows the demographic composition of our customers:

Gender:
   Male...............  43% (.91 times as likely to be male as national average)
   Female.............  57% (1.1 times as likely to be a female as national average)
Household Income......  $59,500
Marital Status........  68% married (2 times more likely to be married than national average)
Children..............  1.8 children in the households with children
                           (2.4 times more likely to have children than
                           national average)
Adults................  52% have 3 or more adults in the household
                           (1.6 times more likely to have 3+ adults
                           than national average)
Education.............  28% graduated college (1.3 times more likely to be a college graduate than national
                           average)
Residence.............  60% homeowners (2.5 times more likely to be a homeowner than national average)
                        45% in their home for 5 years or less (1.7
                           times more likely to be in their homes
                           for 5 years or less than national
                           average)

     These categories represent the target customer that we will pursue in 1999. Clearly, the "Best Current Customer" is very valuable, but it must be recognized that there is tremendous turnover even in this category. Our research shows that the "Best Current Customer" category changes by as much as 80% per year. This tells us that the strategy of going after new customers is not wrong, in fact it is necessary, but we must focus on our demographic. In other words, when we refer to core customers, we are not referring to an exact group of existing customers but to a behavior and demographic profile of who our best customers are most likely to be. Our marketing plan will seek out customers who fit the demographic profile of our best, or core, customers.

     With respect to the "Other Current Customer" category, we will again focus on our demographic profile in an effort to persuade these customers to become better customers and move into the "Best Current Customer" classification. We will work to improve the profitability of this group by promoting cross-shopping behavior, especially converting hardlines-only customers into jewelry customers.

     Those in the "Lapsed Customer" category offer a tremendous opportunity. Marketing to this group is a much more efficient use of advertising dollars because, unlike those who have never shopped Service Merchandise, these customers know who we are, where we are located, and what we offered in the past. We will target the best of the "Lapsed Customers" (lapsed customers who purchased approximately $300 and made multiple store visits per year) in an effort to regain their business and move them into either the "Best Current Customer" or "Other Current Customer" categories by marketing to their specific needs and purchase behavior captured in our database.

     Of course, we also want to attract new customers, and have a plan to do so. Our plan, however, is centered on our core values and on those of our core customer. In seeking new customers we are not trying to create a new brand (as we did in 1998). Instead, we are presenting the Service Merchandise brand our customers want and expect: LOW. LARGE. GUARANTEED. Our new advertising mix with greater emphasis on broadcast will help us to reach these new customers.

MEDIA STRATEGY

     The 1999 fall advertising campaign is based upon a fully integrated media mix that utilizes a wide variety of vehicles to reach the maximum number of all customer classifications as frequently as possible. There are several key differences in the media mix versus prior years, but the primary difference is frequency - we will utilize one of our primary media vehicles every other week, with additional smaller, targeted pieces to drive home our message of LOW. LARGE. GUARANTEED. Although gross advertising expense will decrease, because the number of stores has decreased, advertising as a percent of sales is expected to increase.

     The components of the media strategy are set forth below:

     TV:   Television will be used as an "umbrella" to build top-of-mind Service
Merchandise brand awareness and reinforce the print campaign and prospect for new customers. In 1999 we will reallocate our marketing budget to use television covering more than 60% of our stores versus only 30% of the stores in 1998. A second change in our television strategy is in the product message. In the past, television has been used to market either jewelry or hardlines, but never both. In some respects, we felt that the customer might be confused by the concept of having two stores within a store, one jewelry and one hardlines, and might have a negative effect on jewelry sales. In 1999, our television advertisements will go after both the jewelry and the hardlines customer with a message that champions who we are - a merchant that offers a large selection of both product classifications. Building on the LOW. LARGE. GUARANTEED. promise, we will use a theme of "NO PLACE BUT SERVICE MERCHANDISE."

     Radio:   For the first time, Service Merchandise will utilize radio as an important part of its marketing campaign. Radio's role in the broadcast campaign will be event driven; i.e. it will be used as a traffic driver and a complement to television and print. Again, it will focus on the LOW. LARGE. GUARANTEED. promise with a theme of "NO PLACE BUT SERVICE MERCHANDISE."

     Seasonal Sourcebook: One of Service Merchandise's unique competitive advantages is its customer information collected at the point of sale. Because of our database, print has historically been the primary vehicle for marketing, and while we recognize the need to integrate broadcast media and are taking steps to do just that, print will again play a dominant role in our fall campaign. A key part of the print strategy is the use of a fall reference book, or Sourcebook. The Sourcebook is larger and more substantial than flyers but is significantly smaller and less costly than the catalog distributed in prior years. We believe that adding a more substantial seasonal print tool in the form of the Sourcebook is important for several reasons, including:

     - because it is larger and more substantial than our flyers, it will help send the message to our customer that we are still in the market and are here to stay;

     - it provides a reference tool for pre-shopping, either in the stores or by mail order or the Internet; and

     - it serves as a means of selecting gifts during the holiday season.

     In addition to the above reasons, an analysis of our sales trends, while declining over the past several years, shows a sharp decline in 1998 when there was no reference tool similar to the Sourcebook.

     In evaluating our disappointing 1998 results, it is important to realize that elimination of the catalog had an adverse (although difficult to quantify) effect on sales. By using a Sourcebook rather than a traditional catalog, we have an opportunity to regain a portion of what we lost while spending substantially less, but achieving a higher per store penetration than before. There are significant differences between the traditional catalog and the
Sourcebook:

     - the Sourcebook is only a part of our integrated marketing campaign whereas the catalog was the predominant marketing tool;

     - the traditional catalog was designed to support the catalog showroom format. We are not a catalog showroom and the Sourcebook will not be designed to support that format. It is a seasonal tool to support seasonal business;

     - the traditional catalog consisted of approximately 600 pages whereas the Sourcebook will consist of approximately 260 pages;

     - we believe that the Sourcebook is something our customers want and something that fits well into our integrated media strategy;

     - the Sourcebook will be substantially less costly than the traditional catalog; and

     - the shorter duration of the Sourcebook life (compared with prior year catalogs) provides greater flexibility with product pricing beyond the fall season.

     Flyers:   Mailed flyers, both general and specialty, will be used to generate sales of specific items at promotional prices, and will be directed to those customers predicted to provide the best response in terms of purchasing. The flyer media strategy is one that we know very well and is more easily measurable in terms of effectiveness.

     Newspaper/Inserts:   In 1998, we placed increased emphasis on inserts as a
means to prospect for new customers. Although it will still be used in 1999, inserts will play a lesser role in the overall media strategy. Inserts will exclusively revolve around the holidays as opposed to 1998 when inserts were used as a constant means of prospecting. The use of inserts during the holidays will have the purpose of disseminating the information provided in our flyers beyond those customers/prospects who received mailed flyers.

MEDIA EFFECTIVENESS/EFFICIENCIES

     Whether in broad-based media such as television and radio, or in narrowcast media such as mailed fliers, the target is defined as precisely as possible to ensure maximum efficiencies. In the case of broadcast media, target-rating points are planned and purchased for adults, aged 25-54, with a skew to females. Individual markets are ranked according to a brand development index that incorporates as many critical variables as possible to prioritize all markets in terms of cost-effectiveness.

     In direct mail, we use a general response model to rank households in the Service Merchandise database by their likely propensity to respond to both general and specialty publications. A more sophisticated tool, automated modeling software, will be in place for the second half of 1999 that will create a targeting model for each individual publication.

     Ongoing measurement of all advertising is a critical component of our marketing plan and its execution. The basic methodology is to determine the incremental impact of each effort in terms of sales and gross margin. This incremental difference is based upon an advertised segment or market (test) versus a non-advertised segment or market (control). When a test/control model is not available (e.g., in the case of a storewide promotion) we use a sales trend analysis to project incremental results. In both cases, the measured incremental gross margin is compared to the cost of the advertising to determine the return on investment.

CREATIVE PROCESS

     Our creative process has been streamlined so that it can be effectively managed and the message can be kept clear and focused. The print creative work has been outsourced to provide structure and resources for the process in a cost-effective way. One agency, The Haggin Group, handles all hardlines work, and a second agency, The Jay Lazar Agency, handles all jewelry work. Focusing the print work in just two agencies allows them to be integrated with the marketing and merchandising team and to be fully accountable. It will also enable us to reduce internal marketing costs and reduce head count. This integration and accountability has stabilized the advertising production process, allowing for a focused, consistent message emphasizing the Pledge to the Customer through all print media efforts. Broadcast advertising is assigned to a third agency, Lighton Colman Agency, which works in close partnership with the two print agencies.

                                STORE OPERATIONS

   We will improve our employees' selling skills and the customers' shopping experience.

     Store operations are a critical component of this 1999 Operating Plan and a key focus of our efforts to stabilize the business. We recognize that we must leverage our core competencies in jewelry and hardlines and deliver on our Pledge to the Customer so that Service Merchandise is once again a compelling shopping proposition for the customer. The primary deliverables are to create a sales-driven operations group and to provide a shopping experience that enhances customer satisfaction. Our key objective is to increase comparable store sales, improve our levels of customer satisfaction and meet or exceed customer expectations.

HARDLINES

     Sales Personnel:   In the past, Service Merchandise has geared its
hardlines labor pool to be warehouse-oriented, consistent with our former catalog showroom format. During 1998, we changed the store format to a self-service retail environment, which required a labor force that previously had been responsible for operational tasks such as restocking and tagging to become more versatile. This met with mixed success, and we are currently reorganizing our store team to focus on selling product to complete our transition into a successful mainstream retailer. Given the success of our jewelry team, which has historically been a sales-driven group, as well as our recent success with selling supplemental service agreements, we are confident of our ability to make this transition. We have found that, when properly trained, motivated and incentivized, store employees focus very effectively on the sales of specific products by applying the skill sets that enhance jewelry and supplemental warranties sales. Significant training efforts are designed to deliver employee capability in this area - including a comprehensive roll-out of an easy to implement, Three-Step Selling program for associates and management (the three steps are Greeting the Customer, Building the Sale, and Closing the Sale).

     Organizational Improvements:   In order to accomplish these operational
goals in hardlines, Service Merchandise has undergone a reorganization to realign operational duties that previously were handled by the store manager or other associates on an as-delegated basis. The purpose of the store reorganization is to create a focused, sales-oriented team.

     - The newly created position of Operations Manager will be responsible for operational issues, specifically addressing product tagging and in-stock issues, as well as certain matters with respect to shrink and inventory cycle counts.

     - The creation of targeted selling positions in the organization will facilitate the creation of a store team that focuses on selling products. Specifically, the creation of a Kitchen Sales Lead, Home Sales Lead, Electronics Sales Lead and Seasonal Sales Lead should focus on meeting or exceeding customer expectations rather than merely stocking and tagging and order taking.

     This redeployment of store labor to focus on selling and key aspects of operations was accomplished with an overall neutral cost impact. An elimination of certain store managerial positions increased the amount available for payment to hourly associates, which should deliver an improvement in certain goal areas, including level of customer service, merchandise replenishment, tagging and merchandise presentation.

     Customer Convenience/Checkout Process:   A recurring issue relating to
customer convenience and satisfaction is the speed of the checkout process. Certainly, this has been a challenge for Service Merchandise, in part because the checkout process was designed to cover such a wide range of transactions. In fact, one of our strengths is that at the point of sale, customers can be provided with alternative items, supplemental warranties, back-order information, home shipping, gift registry services, special orders and lay away information. Also, at the point of checkout, customer information has been obtained to create and constantly update our 26 million household database.

     We have replaced computers in each store and will replace the signature capture equipment at each register. The new equipment will speed credit card transactions and improve overall checkout times by between 15 to 90 seconds per transaction.

     Customer Convenience/Out-of-Stocks:   Our core value of guaranteed customer
satisfaction means we must reduce our out-of-stock occurrences. The former Service Merchandise inventory management format led to higher out-of-stock occurrences than is acceptable. Service Merchandise is implementing numerous changes to minimize the inconvenience and capitalize on the situation. If the store is out-of-stock in an advertised item, an alternative will be suggested. If the customer doesn't want the alternative product, the store will offer to obtain the out-of-stock product and send it to the customer's home, free of shipping charges. While we will incur freight charges, the result will be a successful sale (albeit at a lower margin) and a satisfied customer, a process which provides a good competitive advantage.

JEWELRY OPERATIONS

     Jewelry operations have historically been much more sales-driven than hardlines, and over the years, even while hardline sales were trending down, jewelry sales performed well. We will continue to build upon the jewelry sales focus going forward. The store jewelry manager will create unique events and daily specials to create excitement for jewelry customers and to cross-sell to hardline customers.

     Sale Methodology:   The jewelry team has developed a concentrated approach
to selling jewelry. This starts with creating an attractive and functional atmosphere that is conducive to buying jewelry. Although it sounds basic, the sale starts with greeting the customer. It is important to establish trust with the customer at the very beginning while finding out the customer's wants or needs. The process continues with the jewelry associate showing jewelry to the customer in a professional manner, pointing out features and special qualities. During this process, the jewelry associate listens to the customer to be able to discern the customer's desire to buy. When the customer does show a desire to buy, the jewelry associate closes the sale by confirming that the selection is a good one and complimenting the buying decision. The jewelry associate will also immediately show companion items to include in the sale. If the customer does not indicate a desire to buy, then the jewelry associate will turn the customer over to another associate to complete the transaction. Jewelry Plus is offered to the customer as a way of enhancing a quality purchase in terms of cleaning and maintenance as well as an insurance against defects. Jewelry customers are invited to the next jewelry special event and their purchase information is entered into the Clientele Book, creating a feeling of exclusivity for the customer and allowing us to contact the customer with information about future special events and special product opportunities.

     Motivating Jewelry Associates:   A key element in building a successful
selling team is motivating the jewelry associates. We provide on-going sales and product knowledge training so that the associate is confident. We also provide constant feedback and critique for positive reinforcement and improvement, showing that effort matters and is noticed. The feedback is also formalized in monthly reviews making jewelry associates accountable for their successes and their commitments for the upcoming month. And most importantly, the jewelry team recognizes individual achievements.

     Jewelry Associate Development and Recruitment:   An important part of the
success of the jewelry team is recruiting new associates and developing existing associates. The entire team is constantly looking for new salespeople with natural sales skills. Jewelry associates take advantage of weekly training programs to further improve their selling skills and product knowledge. Expectations are created for all associates and achieving these expectations drives improvement and recognition. These expectations and sales goals are watched very closely by the entire team to enhance their attainment and celebrate their victories.

CROSS SELLING

     It is critical that the hardline customer become a jewelry customer, and vice versa, as the customer who purchases both jewelry and hardlines is more of a repeat shopper generating significantly higher annual sales than either a jewelry-only or hardlines-only shopper.

     Several initiatives are being undertaken in this area. For example, jewelry operations is undertaking an entrepreneurial effort to promote daily special items at the front of the store. A jewelry sales associate will greet customers upon arrival at the front door with a daily jewelry special, such as a watch. This shows customers a bargain that could excite them about an opportunity in jewelry, thereby potentially converting hardline customers to jewelry customers.

SHRINK

     Service Merchandise is targeting a significant reduction in total shrink in 1999. Several steps are being taken to accomplish this goal. They include:

     A Store Structure More Attuned to Shrink Issues:   Responsibilities and
accountabilities will be better defined, with the Operations Manager specifically responsible for shrink performance, cycle counts and inventory management issues.

     Cycle Counts:   Cycle counts are periodic counts of items most subject to
shrink. We will focus on counting these items every 60 days.

     Interim Physical Inventory:   This inventory will take place in July of
1999 (only), to provide a "base line" inventory level and year-to-date shrink related to the tumultuous period of the January -- April restructuring and related activities.

     System Enhancements:   These enhancements will facilitate more accurate
monitoring and reporting (for example, a "hot list" report will be developed to verify receipt of certain high shrink items and high value merchandise).

     GainShare Program:   Unfortunately, employee shrink is a significant issue
at all retailers; our new GainShare program will encourage employees to meet shrink reduction goals, providing a win/win for them and Service Merchandise.

                   E-COMMERCE AND OTHER DISTRIBUTION CHANNELS

     Our fulfillment capability remains a strength of Service Merchandise.

     The goal of this strategic element is to leverage Service Merchandise's core competency in distribution and order fulfillment to maximize sales in our growing Internet business, mail/phone orders generated in large part from the fall Sourcebook and from a new emphasis on corporate sales. These alternative distribution channels provide the strongest vehicles for increasing top line sales with less capital and risk than new stores.

FULFILLMENT CAPABILITIES

     Order fulfillment is a core competency of Service Merchandise. In 1997, the last year the catalog showroom format was fully operational, non-store sales were over $100 million. The transition to self-service retail stores has dramatically reduced these non-store sales. However, the fulfillment capability (which many Internet retailers lack) remains a strength of Service Merchandise.

     We fill orders primarily from our fulfillment center in Nashville, but also have the capability to fill orders from our warehouses or any of our stores if that is where the product is located. This gets the product to the customer quicker than if the product first was shipped to the fulfillment center, then to the customer.

     Several steps are being taken to improve the fulfillment center and reduce the reliance on store order filling. The goal is to be able to ship 80% of all non-store orders directly from the fulfillment center and 20% from our warehouses or stores. We are reviewing the mix of SKUs to accommodate a higher fill rate at the fulfillment center and are analyzing the space requirements to carry more on-hand inventory at the fulfillment center.

INTERNET BUSINESS

     We believe that the Internet business represents a growth opportunity for Service Merchandise. We are enhancing our capabilities in three areas:

     Technological infrastructure:   Based on our review of the hardware
requirements to meet the peak traffic of 1999, we have begun installation of additional servers and peripheral equipment, which we believe will be completed by October. We are integrating the Internet systems with the existing fulfillment and inventory systems to minimize manual intervention. The anticipated capital investment for this activity in 1999 is $1.35 million.

     Web site development:   An internal team is working on improving the ease
of shopping, maneuverability and search functionality of our web site. The typical Internet consumer has an extremely short attention span and will not tolerate a slow or confusing site. As with our efforts in store operations, we intend to provide our Internet shoppers with a more comfortable shopping experience.

     Web site advertising:   In order to meet our revenue goals, we must draw
people to our web site. We are exploring many ways to increase on-line advertising, using banners, links from other sites, sponsorships, partnerships and revenue sharing opportunities on major portals. This is an advertising area that is evolving every day. We are constantly receiving and reviewing advertising opportunities, and are taking advantage of those that will increase site traffic. We are also utilizing in-store opportunities to let customers know about our web site, including bags and in-store signs, as well as integrating our Internet capability and web site address in our other media such as our flyers, inserts and the Sourcebook.

PHONE ORDER BUSINESS

     The Sourcebook is expected to stabilize the phone order business. Several steps are being taken to maximize our phone order sales opportunities including special incentives to generate add-on sales to phone orders, and free delivery on orders over a minimum dollar amount to increase order size. To generate more calls, we are increasing exposure in direct mail flyers and will provide key placement exposure for phone order business in the Sourcebook. The customer database will be used to identify phone order customers for targeted promotions.

CORPORATE SALES

     Service Merchandise is developing a program whereby other companies will reward their employees with Service Merchandise gift cards in recognition of special achievements such as service milestones and sales goals. We are also increasing our tradeshow advertising and presence, as this is a major selling opportunity.

                                IV.   CONCLUSION

     The Service Merchandise team believes that its mandate for 1999 is clear: the Company must complete the stabilization of the business and begin to leverage significant merchandise mix, marketing, store presentation and cost reduction accomplishments to demonstrate tangible evidence that it can strengthen and grow. We believe the measure of success this year should be strong liquidity and improving comp store results. The 2000 and 2001 operating plans will lay out the roadmap for the future.

     We believe that we have made meaningful progress toward achieving our 1999 goals already:

     - We have established a permanent management team to lead us through the reorganization.

     - We have the financial resources, through our DIP Facility and the growing support we are earning from our suppliers, to run our business efficiently.

     - We have developed an achievable "bottoms-up" business plan that focuses on a very important long-term constituent: The Customer.

     - We have renewed our commitment to providing the customer what he/she demands from us -- a great jewelry offering and 8-12 authoritative assortments of key hardlines departments which include: photo, telephones, home furnishings, luggage, tabletop, kitchen, electronics and toys.

     - We have begun to re-establish the brand and pricing approach which the customer requires: a wide selection of brand name products with an appropriate range of price points that includes entry level offerings in all key departments.

     - We have provided our employees with executive-led direction and meaningful incentives to sustain the high day-in and day-out achievement orientation that this turnaround requires.

     We are excited about the challenge that lies before us. We look forward to persuading all our important constituencies -- customers, employees, lenders, suppliers, creditors -- that we can all contribute to returning Service Merchandise to profitability.

               SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

     This 1999 Operating Plan was developed by senior operating and financial management of Service Merchandise Company, Inc. Management believes that this plan is both achievable and realistic, given today's market conditions. However, the 1999 Operating Plan is based on a number of assumptions and estimates that, although considered reasonable by management, are inherently subject to significant uncertainties and contingencies. There can be no assurance that the anticipated results shown will be realized and actual results may vary materially from those presented.

     This 1999 Operating Plan includes certain forward-looking statements based upon management's beliefs, as well as assumptions made by and data currently available to management, many of which are beyond the Company's control. This information has been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Consequently, such matters should not be regarded as representations or warranties by the Company that such matters will be realized. Actual results may differ materially from the information contained in this 1999 Operating Plan. The Company undertakes no obligation to update or revise this 1999 Operating Plan.

     The Company's liquidity, capital resources and results of operations are subject to a number of risks and uncertainties including, but not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the DIP Facility; the ability of the Company to operate successfully under a Chapter 11 proceeding; approval of plans and activities by the Bankruptcy Court; risks associated with operating a business in Chapter 11; the ability of the Company to create and have approved a reorganization plan in the Chapter 11 Cases; adverse developments with respect to the Company's liquidity or results of operations; the ability of the Company to obtain shipments and negotiate terms with vendors and service providers for current orders; the ability to conduct inventory liquidation sales to improve liquidity; the ability to develop, fund and execute an operating plan for the Company; the ability of the Company to attract and retain key executives and associates; competitive pressures from other retailers, including specialty retailers and discount stores, which may affect the nature and viability of the Company's business strategy; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability to maintain gross profit margins; the seasonal nature of the Company's business and the ability of the Company to predict consumer demand as a whole, as well as demand for specific goods; the ability of the Company to attract and retain customers; costs associated with the shipping, handling and control of inventory and the Company's ability to optimize its supply chain; potential adverse publicity; availability and cost of management and labor employed; real estate occupancy and development costs, including the substantial fixed investment costs associated with opening, maintaining or closing a Company store; the potential delisting of the Company's securities and the absence of an active public trading market; and the ability to effect conversions to new technological systems, including becoming Year 2000 compliant.

  PROFESSIONALS RETAINED BY SERVICE MERCHANDISE RELATIVE TO ITS REORGANIZATION


Corporate Counsel                       Bass, Berry & Sims PLC

Restructuring Counsel                   Skadden, Arps, Slate, Meagher & Flom
                                        LLP and Affiliates

Financial Advisors                      Jay Alix & Associates

Investment Bankers                      Peter J. Solomon Company

Inventory Liquidation Professionals     SGO (a join venture comprised of
                                        Schottenstein/Bernstein Capital Group,
                                        Gordon Brothers Group, LLC and
                                        Ozer Group)

Real Estate Agents                      The Keen Venture (a joint venture
                                        comprised of Keen Realty Consultants,
                                        Inc. Trammel Crow and Dean Associates)

Real Estate Appraisers                  DJM Asset Management LLC

Communications Professionals            Sitrick and Company

                           AMERICA'S LEADING JEWELER
                              SERVICE MERCHANDISE
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